ARTICLES OF INCORPORATION

                                       OF

                              FNBG BANCSHARES, INC.


     1.   NAME.  The name of the Corporation is FNBG Bancshares, Inc.
          ----

     2.   AUTHORIZED CAPITAL; VOTING.
          --------------------------

          (a) The total number of shares of capital stock which the Corporation is authorized to issue is ten million (10,000,000) shares of common stock, $1.00 par value.

          (b) In all elections of directors, the number of votes cast by each common shareholder will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. If, after the first ballot, subsequent ballots are necessary to elect directors, a shareholder may not vote shares that he or she has already fully cumulated and voted in favor of a successful candidate. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her, unless otherwise specified in these Articles of Incorporation or required by law.

     3.   REGISTERED AGENT AND REGISTERED OFFICE.  The name and address of the
          --------------------------------------
initial Registered Agent and the Registered Office of the Corporation are as follows:

            NAME                          ADDRESS(INCLUDING COUNTY)
            ----                          -------------------------

            Terry C. Evans                2734 Meadow Church Road
                                          Duluth, GA  30097
                                          Gwinnett County

     4.   INCORPORATOR. The name and address of the incorporator are as
          ------------
follows:

            NAME                          ADDRESS
            ----                          -------

            Kathryn L. Knudson            Powell, Goldstein, Frazer & Murphy LLP
                                          16th Floor
                                          191 Peachtree Street, N.E.
                                          Atlanta, Georgia 30303

     5.   PRINCIPAL OFFICE.  The mailing address of the initial principal
          ----------------
office of the Corporation is as follows:

                    2734 Meadow Church Road
                    Duluth, Georgia  30097

     6.   INITIAL BOARD OF DIRECTORS.
          --------------------------

          (a) The initial Board of Directors shall consist of eight members who shall be and whose addresses are as follows:

       NAME                       ADDRESS
       ----                       -------
       Edwin A. Brewster          9135 Mainsail Drive
                           Gainesville, Georgia  30506

       James W. Brown             2085 Sugarloaf Club Drive
                                  Duluth, Georgia  30097

       J. Grady Coleman           2214 Ingram Road
                                  Duluth, Georgia  30096

       Terry C. Evans             1127 Camden Hunt Court
                                  Lawrenceville, Georgia  30043


       J. David Jones, Jr.        2755 Hazy Hollow Run
                                  Roswell, Georgia  30076


       Jesse C. Long              5700 Hershinger Close
                                  Duluth, Georgia  30097-6429


       John E. Mansour            2747 Tarva Place
                                  Duluth, Georgia  30097


       Richard D. Stevens         2330 Sugarloaf Club Drive
                                  Duluth, Georgia  30097



     7.    PERSONAL LIABILITY OF DIRECTORS.
           -------------------------------

          (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

               (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

               (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

               (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the "Code") dealing with unlawful distributions of corporate assets to shareholders; or

               (iv) any transaction from which the director derived an improper material tangible personal benefit.

          (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          (c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 7 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

     8.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.  The Corporation shall,
          -----------------------------------------
to the fullest extent permitted by the provisions of the Code, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     9.   CONSTITUENCIES.
          ---------------

          (a) The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or effect a share exchange or similar transaction with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

          (b) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

     10.  CONSIDERATION OF CERTAIN BUSINESS TRANSACTIONS
          ----------------------------------------------

          (a) In any case in which the Code or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require either:

               (i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

               (ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

          (b) The Board of Directors shall have the power to determine for the purposes of this Article 13, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

          (c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 10 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

     11.  SEVERABILITY.  Should any provision of these Articles of
          ------------
Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, this 10th day of October, 2003.



                                   /s/ Kathryn L. Knudson
                                   ---------------------

                                   Kathryn L. Knudson, Incorporator